CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated January 19, 2001 relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Reports to Shareholders of Equity Index 500 Fund, Extended Equity Market Index Fund, and Total Equity Market Index Fund (comprising T. Rowe Price Index Trust, Inc.), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
Baltimore, Maryland
April 30, 2001